Exhibit 99.1

MEDIA CONTACT:

Shannon Stubo

OpenTable, Inc.

sstubo@opentable.com

415-344-4275

INVESTOR CONTACT:

Investor Relations

OpenTable, Inc.

investors@opentable.com

415-344-6520

OpenTable to Acquire GuestBridge

SAN FRANCISCO, Calif. — Sept. 15, 2009 — OpenTable, Inc. (NASDAQ: OPEN), a leading provider of free, real-time online restaurant reservations for diners and reservation and guest management solutions for restaurants, today announced it has agreed to acquire substantially all of the assets and certain liabilities of GuestBridge, Inc., a provider of guest management solutions, for approximately $3 million in cash.  The acquisition is expected to close in the fourth quarter of 2009 and is subject to customary closing conditions.

“We have great respect for what the GuestBridge team has accomplished over the last several years,” said Charlie McCullough, senior vice president of engineering, OpenTable.  “GuestBridge has developed some compelling pieces of software technology which we will aim to leverage in the solutions we currently provide to restaurants.”

“This proposed acquisition will create a more complete operational, marketing and business solution for customers of GuestBridge, and we are very excited about what this combination of restaurant industry expertise can deliver to them,” said Dave Arthurs, president of GuestBridge.

Originally founded in 1999 as ReservationSource.com, GuestBridge provides guest management solutions to customers in several countries, including approximately 150 restaurants that may particularly benefit from the OpenTable diner network. Employees of the Milwaukee-based company will initially report into McCullough’s engineering organization at OpenTable following the close of the acquisition.

About GuestBridge, Inc.

GuestBridge, Inc. provides leading-edge reservation, wait, table and guest management solutions to restaurants.  GuestBridge products and services are designed to enhance a business’s ability to tailor service to their guests and to increase operational efficiencies, improving guest satisfaction, repeat visits, and profitability.  Clients in the United States, Canada, the Caribbean, and the UK include Fleming’s Prime Steakhouse & Wine Bar, Roy’s Hawaiian Fusion Cuisine, House of Blues, Ritz-Carlton Hotels and Resorts, Fogo de Chao and Texas de Brazil.

About OpenTable, Inc.

OpenTable is a leading provider of free, real-time online restaurant reservations for diners and reservation and guest management solutions for restaurants.  The OpenTable network delivers the convenience of online restaurant reservations to diners and the operational benefits of a computerized reservation book to restaurants.  OpenTable has more than 11,000 restaurant customers, and since its inception in 1998, has seated more than 110 million diners around the world.  The company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico, and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding the timing of the proposed acquisition, leveraging GuestBridge software technology, the benefits of the proposed acquisition for customers of GuestBridge, and GuestBridge employees joining OpenTable following the acquisition.  More information about potential factors that could affect OpenTable’s business and financial results is contained in its filings with the SEC, including its Quarterly Report on Form 10-Q and Registration Statement on Form S-1 filed with the SEC on August 26, 2009.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

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